United States
Securities And Exchange Commission

Washington, D.C. 20549

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FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  October 30, 2007

UNIVERSAL GUARDIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24755 (Commission File Number)	33-0379106 (I.R.S. Employer Identification No.)

4695 MacArthur Court
Suite 300
Newport Beach, California 92660
(949) 861-8295
 (Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Universal Guardian Holdings, Inc. (“we”, “our company” or “Universal Holdings”) files this report on Form 8-K to report the following transactions or events:

Item 7.01 –Regulation FD Disclosure

On November 16, 2007, Universal Holdings entered into a non-binding definitive term sheet, as amended on November 26, 2007 (the “Term Sheet”), with Isonics Corporation (“Isonics”) to complete a merger by which Isonics will acquire all of the outstanding shares of Universal Holdings.

Universal Holdings and its subsidiaries provide a comprehensive range of security products and services designed to mitigate terrorist and security threats worldwide.  Universal Holdings’ global risks mitigation group includes strategic and tactical security services as well as non-lethal and tactical products for law enforcement, military, professional security and consumer markets.  Isonics is focused on the development and provision of homeland security products and services.  The parties believe that the merger, if completed, will be synergistic with Isonics’ New York-based Protection Plus Security Corporation subsidiary, which provides advanced security and investigative services for leading businesses and institutions.

The non-binding Term Sheet contemplates a tax-free reorganization for the shareholders of Universal Holdings pursuant to which they would receive Isonics common stock with an aggregate value of approximately $10.3 million (or $0.1846 per share of outstanding Universal Holdings common stock), with the price of Isonics common stock to be valued at 100% of the 5-day volume weighted average price (VWAP) of Isonics common stock following shareholder approval.  Existing Universal Holdings debenture holders (approximately $5.7 million outstanding) would receive shares of Isonics convertible preferred stock.  The preferred stock is expected to have a conversion price equal to 100% of the 5-day VWAP of Isonics common stock following shareholder approval.

The obligations of Universal Holdings and Isonics to complete the transaction are subject to a number of conditions precedent and, therefore, there can be no assurance that the parties will complete the transaction at all or on the same terms contemplated.  Among the material conditions precedent are the following:

1.

The parties must execute a definitive merger agreement by December 31, 2007 (subject to Isonics’ and Universal Holdings’ shareholder approval and approved in advance of such execution by the boards of directors of Universal Holdings and Isonics), otherwise each party will have the right to withdraw from the transaction;

2.

Agreement by the holders of the Universal Holdings convertible debentures as described above;

3.

Agreement by Isonics’ principal debt holder, Y.A. Global Investments, L.P., to waive certain existing and prospective defaults under certain Isonics debt instruments for a period of one year from the date of the closing of the merger;

4.

The infusion of $4.0 million in financing, which, if equity financing, will be payable or issuable in post-merger Isonics equity;

5.

Satisfactory due diligence by the parties;

6.

Continued listing of Isonics common stock on the Nasdaq Capital Market through the date of the closing of the merger, otherwise each party will have the right to withdraw from the transaction;

7.

Approval of the merger by the shareholders of Universal Holdings and Isonics;

8.

Registration by Isonics of all common stock to be granted to the Universal Holdings shareholders prior to the date of the closing of the merger; and

9.

Satisfaction of other normal closing conditions such as the continuing accuracy of all representations, warranties, obtaining all necessary consents and approvals, no material adverse changes, and execution of appropriate employment agreements.

The parties are subject to certain confidentiality restrictions.  Each party has agreed to pay its own expenses related to the transaction.  Universal Holdings and Isonics will prepare an appropriate registration statement and proxy statement for the consideration by Universal Holdings and Isonics shareholders.  Because of the time involved in preparing the necessary documents and obtaining the agreements of Universal Holdings’ and Isonics’ creditors, the raising of additional financing needed by both Universal Holdings and Isonics to permit them to conduct operations and to pay the costs of the transaction through and following any closing, and the need for review by the Securities and Exchange Commission and possibly other regulatory authorities, neither Universal Holdings or Isonics can estimate when (or if) the meeting will occur.  This notice should not be considered by any person to be the offer of any security or the solicitation of any vote.  Such actions will only be taken pursuant to the proper documentation as required under federal and any applicable state securities laws.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Newport Beach, California, this 26th day of November, 2007.

UNIVERSAL GUARDIAN HOLDINGS, INC., a Delaware corporation
By:	/s/ Kevin A. Westcott
Kevin A. Westcott President and Chief Operating Officer (principal executive officer)